UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2015

Escalera Resources Co.

(Exact name of registrant as specified in its charter)

Maryland	1-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.            Bankruptcy or Receivership.

On November 5, 2015, Escalera Resources Co. (“Escalera” or the “Company”) filed a voluntary petition in the United States Bankruptcy Court for the District of Colorado (the “Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Company’s Chapter 11 case is being administered as, In re: Escalera Resources Co., Case No. 15-22395-TBM (the “Bankruptcy Case”). Escalera will continue to operate the business as debtors-in-possession under the jurisdiction of the Court. The Company has filed a series of first day motions with the Court that will allow it to continue to conduct business without interruption. These motions are designed primarily to minimize the impact on the Company’s operations, customers and employees.

On November 5, 2015, the Company issued a press release announcing the filing of the Bankruptcy Case. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 2, 2015, the Company received a staff deficiency letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing of its Series A Preferred Stock on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, the Company reported a stockholders’ deficit of ($7,970,000), which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Further, as of November 2, 2015, the Company had not met the alternative compliance standards relating to the market value of listed securities or net income from continuing operations and therefore does not comply with the applicable Nasdaq Listing Rules. The staff deficiency letter provides the Company the opportunity to request a review of Nasdaq’s determination by November 9, 2015, otherwise, the Company’s Series A Preferred Stock will be delisted.

Nasdaq has discretionary authority to suspend or terminate the listing of the securities of any company that has filed for protection under any provision of the federal bankruptcy laws. Given the Company’s Bankruptcy Case, the Company anticipates that its Series A Preferred Stock will be delisted from Nasdaq as soon as practicable. As such, the Company does not intend to pursue efforts to regain compliance as it relates to the staff deficiency letter received on November 2, 2015.

On the effective date of any delisting, the Company expects that its Series A Preferred Stock will begin to trade on OTC Market Group’s OTC Pink marketplace.

Item 7.01.     Regulation FD Disclosure.

On November 4, 2015, the Company issued a press release entitled “Escalera Resources Files Voluntary Bankruptcy Petition Under Chapter 11.” The release is attached hereto as exhibit 99.1.

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and they shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information pursuant to Item 7.01, the Registrant makes no admission as to the materiality of any information in this Current Report on Form 8-K, including Exhibit 99.1, that is required to be disclosed solely by Regulation FD.

Item 9.01.Financial Statements and Exhibits.

(d)         Exhibits.

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit 99.1 – Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESCALERA RESOURCES CO.

Date: November 6, 2015	By:	/s/ Adam Fenster
	Name:	Adam Fenster
	Title:	Chief Financial Officer